Exhibit 99.1

Caribou Biosciences to Evaluate Strategic Alternatives

— Company to evaluate strategic alternatives to maximize stockholder value —

— Caribou plans to discontinue vispa-cel and CB-011 allogeneic CAR-T cell therapy programs —

— Cash, cash equivalents, and marketable securities of $113.8 million as of June 30, 2026 —

BERKELEY, Calif., Oct. 06, 2026 (GLOBE NEWSWIRE) — Caribou Biosciences, Inc. (Nasdaq: CRBU), a leading clinical-stage CRISPR genome-editing biopharmaceutical company, today announced that it is exploring strategic alternatives to maximize stockholder value and plans to discontinue further development activities for its two allogeneic CAR-T cell therapy programs, vispa-cel for the treatment of relapsed or refractory (r/r) B cell non-Hodgkin lymphoma and CB-011 for the treatment of r/r multiple myeloma. In line with this decision, Caribou will implement workforce and cost reductions.

“This is an extraordinarily difficult decision, particularly because it is in no way a reflection of our belief that vispa-cel and CB-011 have the potential to benefit patients. Vispa-cel is pivotal trial-ready, with FDA alignment already reached on the phase 3 clinical trial design. We believe both programs have demonstrated the potential for allogeneic CAR-T cell therapies to deliver deep and durable responses, while meaningfully expanding access for patients who urgently need treatment options,” said Rachel Haurwitz, PhD, president and CEO of Caribou. “Unfortunately, despite the progress we’ve made, the current financing environment for allogeneic CAR-T cell therapies has made it increasingly challenging to secure the capital necessary to responsibly advance these programs. As a result, we’ve made the difficult decision to evaluate strategic alternatives and plan to discontinue further development of our allogeneic CAR-T cell therapy programs. We’re deeply grateful to the patients and families who placed their trust in us, the physicians and site teams who partnered with us, and every member of the Caribou team whose skill and commitment brought these programs this far and advanced the field of cell therapy.”

Caribou’s Board of Directors approved initiating a process to evaluate strategic alternatives, including, but not limited to, a merger, acquisition, business combination, or other strategic transactions involving Caribou and/or its assets. Wedbush Securities Inc. has been engaged as the company’s exclusive financial advisor to assist in the strategic evaluation process. Caribou has not set a timeline for the completion of review of strategic alternatives and does not intend to provide further updates unless and until the Board of Directors has approved a course of action, the review process is concluded, or other disclosure is otherwise determined to be appropriate. In conjunction with this announcement, Caribou plans to discontinue further clinical development activities and implement a substantial reduction in workforce, which is expected to be mostly complete in the fourth quarter of 2026.

As of June 30, 2026, Caribou had $113.8 million in cash, cash equivalents, and marketable securities.

About vispacabtagene regedleucel

Vispacabtagene regedleucel (vispa-cel; formerly known as CB-010) is an allogeneic anti-CD19 CAR-T cell therapy evaluated in patients with relapsed or refractory B cell non-Hodgkin lymphoma (r/r B-NHL). To Caribou’s knowledge, vispa-cel is the first allogeneic CAR-T cell therapy in the clinic with a PD-1 knockout, a genome-editing strategy designed to enhance CAR-T cell activity by limiting premature CAR-T cell exhaustion. Vispa-cel is pivotal trial-ready, with FDA alignment already reached on the phase 3 clinical trial design. To Caribou’s knowledge, vispa-cel is the first allogeneic CAR-T cell therapy to demonstrate safety, efficacy, and durability on par with autologous CAR-T cell therapies. The FDA granted vispa-cel Regenerative Medicine Advanced Therapy (RMAT), Fast Track, and Orphan Drug designations for B-NHL.

About CB-011

CB-011 is an allogeneic anti-BCMA CAR-T cell therapy evaluated in patients with relapsed or refractory multiple myeloma (r/r MM). To Caribou’s knowledge, CB-011 is the first allogeneic CAR-T cell therapy in the clinic that is engineered to enable activity through an immune cloaking strategy with a B2M knockout and insertion of a B2M–HLA-E-peptide fusion protein to blunt immune-mediated rejection. Clinical data from the CB-011 CaMMouflage phase 1 trial has demonstrated the potential for deep, durable responses in patients with r/r MM. The FDA granted CB-011 RMAT, Fast Track, and Orphan Drug designations for r/r MM.

About Caribou Biosciences, Inc.

Caribou is a clinical-stage CRISPR genome-editing biopharmaceutical company dedicated to developing transformative therapies for patients with devastating diseases. Caribou’s chRDNA genome-editing technology enables superior precision to develop cell therapies that are armored to potentially improve activity against diseases. For more information, please visit www.cariboubio.com.

Forward-looking statements and important information

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential,” or “continue,” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. These forward-looking statements include, but are not limited to, any statements regarding Caribou’s plans to explore opportunities to maximize stockholder value, ability to enter into any agreements or transactions in connection with potential strategic transactions, or if entered into, that any such agreements or transactions will be successful or on attractive terms; Caribou’s plans for cost reductions; and the sufficiency of its estimated cash, cash equivalents, and marketable securities. Management believes that these forward-looking statements are reasonable as and when made. However, such forward-looking statements are subject to risks and uncertainties, and actual results may differ materially from any future results expressed or implied by the forward-looking statements. Risks and uncertainties include, without limitation, risks associated with Caribou’s decision to initiate the strategic review process, including identifying and executing one or more transactions that maximize stockholder value; discontinue clinical trials and further development of its allogeneic CAR-T cell therapy programs; implement a restructuring and workforce reduction; as well as other more general risks associated with obtaining, maintaining or protecting intellectual property rights related to its product candidates and managing risks associated therewith; and managing expenses; among others; as well as other risk factors described from time to time in Caribou’s filings with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year ended December 31, 2025, and subsequent SEC filings. In light of the significant uncertainties in these forward-looking statements, you should not rely upon forward-looking statements as predictions of future events. Except as required by law, Caribou undertakes no obligation to update publicly any forward-looking statements for any reason.

Caribou Biosciences, Inc. contact:

Peggy Vorwald, PhD

investor.relations@cariboubio.com

media@cariboubio.com

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